Exhibit 99.14

May 10, 2005

David L. Hausrath, Esq.

Secretary

New EXM Inc.

50 E. River Center Blvd.

Covington, KY 41012

David L. Hausrath, Esq.

Vice President and Secretary

ATB Holdings Inc.

50 E. River Center Blvd.

Covington, KY 41012

Re:	Amendment No. 2 to Registration Statement on Form S-4 of ATB Holdings Inc. and New EXM Inc. Filed on May 10, 2005

Dear Mr. Hausrath:

Reference is made to our opinion letter (“opinion”), dated April 27, 2005.

Our opinion is provided for the information and assistance of the Board of Directors of Ashland Inc. in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any purpose, nor is it to be filed with, included in or referred to, in whole or in part, in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that ATB Holdings Inc. and New EXM Inc. have determined to include our opinion in the above-referenced Amendment No. 2 to Registration Statement.

In that regard, we hereby consent to the reference to our opinion in the above-referenced Amendment No. 2 to Registration Statement under the captions “Summary - Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.,” “Summary - The Master Agreement,” “Risk Factors - Risks Related to the Transactions,” “The Transactions - Background of the Transactions,” “The Transactions - Ashland’s Reasons for the Transactions,” “The Transactions - Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.,” “The Master Agreement - Representations and Warranties,” “The Master Agreement - Conditions to Closing of the Transactions” and “The Master Agreement - Expenses” and to the inclusion of our opinion in the Proxy Statement/Prospectus included in such Amendment No. 2 to Registration Statement, appearing as Annex M to such Proxy Statement/Prospectus. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of such above-mentioned Amendment No. 2 to Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

David L. Hausrath, Esq.

New EXM Inc.

David L. Hausrath, Esq.

ATB Holdings Inc.

May 10, 2005	-2-

In giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Houlihan Lokey Howard & Zukin Financial Advisors, Inc.